UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2013

PetroLogistics LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35529 (Commission File Number)	45-2532754 (IRS Employer Identification No.)

600 Travis Street, Suite 3250
Houston, TX 77002
(Address of principal executive office) (Zip Code)

(713) 255-5990

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2013, PetroLogistics LP (the “Partnership”) and PL Propylene LLC (the “Borrower”) entered into an Amended and Restated Credit Agreement with Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent, Swingline Lender and Sole Lead Arranger (the “Agent”) and the other lenders party thereto (the “Amended and Restated Credit Agreement”), to provide for, among other things, an increase in the size of the revolving credit facility contained in the prior credit agreement (the “Prior Credit Agreement”) to $170.0 million and the cancellation of the term loan facility entered into pursuant to the Prior Credit Agreement.  The Amended and Restated Credit Agreement has terms and conditions substantially similar to the terms and conditions of the Prior Credit Agreement and has a maturity date of March 28, 2018.

Borrowings under the Amended and Restated Credit Agreement bear interest at a rate per annum based on an underlying base rate plus an applicable margin.  The applicable margin for the Amended and Restated Credit Agreement ranges from 2.0% for loans bearing interest at the alternate base rate to 3.0% for loans bearing interest at LIBOR. The alternate base rate is defined as the greatest of the prime rate in effect and the federal funds effective rate in effect plus ½ of 1.0%.  The Amended and Restated Credit Agreement also contains a facility commitment fee at a rate of 0.50% per annum based on the daily unused amount of the commitment amount of $170 million, payable in arrears on the last day of March, June, September and December of each year.

The Amended and Restated Credit Agreement contains certain covenants that will, subject to certain exceptions, limit the ability of the Borrower to, among other things:

•                  incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations;

•                  incur liens;

•                  pay dividends or make other distributions;

•                  make certain loans and investments;

•                  consolidate, merge or sell all or substantially all of our assets; and

•                  enter into transactions with affiliates.

In addition, similar to the Prior Credit Agreement, under the Amended and Restated Credit Agreement, we are required to maintain a total senior secured leverage ratio, as defined, no greater than 2.0 to 1.0, but only in the event that on the last day of any quarter beginning with the quarter ended June 30, 2013, the aggregate amounts outstanding under the Amended and Restated Credit Agreement exceeds $120 million.

The Amended and Restated Credit Agreement contains certain customary representations and warranties, affirmative covenants and event of default provisions.

Each of the following, among other things, could constitute an event of default under the Amended and Restated Credit Agreement:

•                  failure to pay principal, interest or any other amount when due;

•                  breach of the representations or warranties in the credit agreement;

•                  failure to comply with the covenants in the credit agreement;

•                  cross-default to other indebtedness;

•                  bankruptcy or insolvency;

•                  certain events under ERISA; and

•                  a change of control.

If an event of default occurs, the Agent would be entitled to take various actions, including the acceleration of amounts due under the Amended and Restated Credit Agreement, termination of the commitments under the Amended and Restated Credit Agreement and all remedial actions available to a secured creditor.

Affiliates of certain of the Lenders party to the Amended and Restated Credit Agreement have engaged in, and in the future may engage in, commercial banking, investment banking and advisory services for the Partnership and the Borrower. Such affiliates have received, or may in the future receive, customary fees and reimbursement of expenses in connection with these transactions, and, to the extent the Partnership or the Borrower use all or a portion of the net proceeds of these transactions to reduce the amount outstanding under the Amended and Restated Credit Agreement, they may receive a portion of such net proceeds.

A copy of the Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing does not constitute a complete summary of the terms of the Amended and Restated Credit Agreement and the description of the Amended and Restated Credit Agreement herein is qualified in its entirety by reference to the text of Exhibit 10.1.

ITEM 9.01          Financial Statements and Exhibits.

(d) Exhibits

10.1

Amended and Restated Credit Agreement dated as of March 28, 2013 among PL Propylene LLC, as Borrower, PetroLogistics LP, as Parent, the Lenders party thereto, Co-Arrangers named therein, and Morgan Stanley Senior Funding, Inc., as sole lead arranger, Administrative Agent, Collateral Agent and Swingline Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROLOGISTICS LP

	By:	PetroLogistics GP LLC,
Its General Partner

Dated: May 23, 2013
	By:	/s/ Richard Rice
	Name:	Richard Rice
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1

Amended and Restated Credit Agreement dated as of March 28, 2013 among PL Propylene LLC, as Borrower, PetroLogistics LP, as Parent, the Lenders party thereto, Co-Arrangers named therein, and Morgan Stanley Senior Funding, Inc., as sole lead arranger, Administrative Agent, Collateral Agent and Swingline Lender.